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EXHIBIT 23(c)



                        Consent of KPMG Peat Marwick LLP

The Board of Directors
Craigie Incorporated

We consent to the inclusion of our reports dated January 16, 1997, January 12, 1996 and January 13, 1995, with respect to the statements of financial condition of Craigie Incorporated as of December 31, 1996, 1995 and 1994, and the related statements of income, changes in stockholders' equity, changes in subordinated liabilities, and cash flows for each of the years in the three-year period ended December 31, 1996, which reports appear in the Form S-4 of BB&T Corporation dated August 20, 1997, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

                                                /s/ KPMG Peat Marwick LLP

Richmond, Virginia
August 15, 1997